Exhibit 1.1

AGREEMENT OF PURCHASE AND SALE
 (Progress and Valhalla Areas, Alberta)
THIS AGREEMENT made as of the 10th day of May, 2017.
BETWEEN:	BARNWELL OF CANADA, LIMITED, a body corporate, incorporated under the laws of the State of Delaware in the U.S.A., having an office in the City of Calgary, in the Province of Alberta

(hereinafter referred to as "Vendor")

– and –

ANEGADA OIL CORP. a body corporate, incorporated under the laws of Alberta, having an office in the City of Calgary, in the Province of Alberta

(hereinafter referred to as "Purchaser")

WHEREAS Vendor wishes to sell and Purchaser wishes to purchase the entire right, title and interest of Vendor in and to the Assets, subject to and in accordance with the terms and conditions hereof;
NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Parties have agreed as follows:
ARTICLE 1
INTERPRETATION
1.1	Definitions
In this Agreement, unless the context otherwise requires:
(a)
"Abandonment and Reclamation Obligations" means any and all present and future obligations to abandon the Wells and restore and reclaim the surface sites thereof, to decommission and remove the facilities and equipment comprised in the Facilities and Tangibles and restore and reclaim the surface sites thereof and to reclaim and restore the Lands, all in accordance with good oil and gas field practices, and in compliance with the Regulations;

(b)	"Accepted Matters and Conditions" means any fact, condition, circumstance or other matter of which the Purchaser had knowledge prior to the Closing Time;
(c)	"Adjustment Date" means the hour of 8:00 a.m., Calgary time, on April 1, 2017;
(d)	"AFE's" means the authorities for expenditure, cash calls, operations notices, and mail ballots, if any, set out in Schedule "B";
(e)
"Affiliate" of a Party means a corporation or partnership that controls the Party, is controlled by the Party or is controlled by the same person, corporation or partnership that controls the Party and for which purpose a corporation shall be deemed to be controlled by those persons, corporations or partnerships who own or effectively control, other than by way of security only, sufficient voting shares of the corporation (whether directly through the ownership of shares of the corporation or indirectly through the ownership of shares of another corporation or partnership interests of a partnership which owns shares of the corporation) to elect the majority of its board of directors and a partnership shall be deemed to be controlled by those persons, corporations or partnerships that are able to determine policies or material decisions of that partnership, provided that a partnership which is composed solely of corporations which are Affiliates, as described above, shall be deemed to be an Affiliate of each such corporation and its other Affiliates;

(f)
"Assets" means the Petroleum and Natural Gas Rights, the Facilities, the Wells, all the Tangibles and the Miscellaneous Interests, and all property, assets, interests and rights related to the foregoing, including but not limited to contracts, agreements, records, licences, data, surface rights, tangible depreciable property and assets which are used or are intended to be used in producing, processing, gathering, treating, measuring, selling, disposing, making marketable or injecting.

(g)	"Business Day" means a day other than (i) a Saturday, (ii) a Sunday, or (iii) a statutory holiday in Calgary, Alberta;
(h)	"Closing" means the closing of the purchase and sale herein provided for;
(i)	"Closing Place" means the offices of Vendor, or such other place as may be agreed upon in writing by Vendor and Purchaser;
(j)	"Closing Time" means the hour of 10:00 a.m. on the later of:
(i)	June 8, 2017; and
(ii)
the third Business Day following the day on which any and all Rights of First Refusal shall have been exercised or waived by the holders thereof or all time periods within which such rights may be exercised shall have expired;

or such other time and date as may be agreed upon in writing by Vendor and Purchaser;
(k)
"Environmental Liabilities" means any and all past, present or future environmental damage, contamination, or other environmental problems pertaining to the Lands or caused by the Assets or the Lands or operations thereon or related thereto, however and by whomsoever caused, and whether caused by a breach of the applicable Regulations or otherwise, which occur or arise in whole or in part prior to, at or subsequent to the Closing Time, and regardless of whether or not a reclamation certificate has been issued. Without limiting the generality of the foregoing, such environmental damage or contamination or other environmental problems shall include those arising from or related to (i) surface, underground, air, ground water, surface water or marine environment contamination; (ii) Abandonment and Reclamation Obligations; (iii) the restoration, cleanup or reclamation of or failure to restore, cleanup or reclaim any part of the Assets or the Lands or the lands adjacent thereto; (iv) the removal of or failure to remove foundations, structures or equipment; (v) the release, spill, escape or emissions of toxic, hazardous or oilfield waste substances; (vi) compliance with past, present and future Regulations relating to the environment or the protection thereof and Regulations related to employee and public health and safety matters; and (vii) damages and losses suffered by Third Parties as a result of any of the occurrences in subclauses (i) through (vi) of this subsection;

(l)	"Facilities" means the facility or facilities, if any, set out in Schedule "C";
(m)	"General Conveyance" means the General Conveyance Agreement set out in Schedule "F";

(n)
"Governmental Authority" means any federal, provincial or local government or government regulatory body and their respective boards, subdivisions, agencies, instrumentalities, authorities or tribunals;

(o)
"GST" means the goods and services tax administered pursuant to the Excise Tax Act (Canada), as amended and the regulations thereunder or under any successor or parallel federal or provincial legislation that imposes a tax on the recipient of goods and services;

(p)	"Lands" means the lands set forth and described in Schedule "A";
(q)
"Leased Substances" means all Petroleum Substances, rights to or in respect of which are granted, reserved or otherwise conferred by or under the Title Documents (but only to the extent that the Title Documents pertain to the Lands);

(r)
"Losses" means all actions, causes of action, losses, costs, claims, damages, penalties, fines, assessments, charges, expenses or other liabilities whatsoever, whether contractual or tortious, which are suffered, sustained, or incurred by a Party and includes, without limitation, reasonable legal fees on a solicitor and client basis and other professional fees and disbursements on a full indemnity basis, but notwithstanding the foregoing shall not include any liability for indirect or consequential damages including, without limitation, business loss, loss of profit, economic loss, punitive damages, or income tax liabilities;

(s)
"Miscellaneous Interests" means, subject to any and all limitations and exclusions provided for in this definition, all property, assets, interests and rights pertaining to the Petroleum and Natural Gas Rights and the Tangibles, or either of them, but only to the extent that such property, assets, interests and rights pertain to the Petroleum and Natural Gas Rights and the Tangibles, or either of them, including without limitation any and all of the following:

(i)
contracts and agreements relating to the Petroleum and Natural Gas Rights and the Tangibles, or either of them, including without limitation gas purchase contracts, processing agreements, transportation agreements and agreements for the construction, ownership and operation of facilities;

(ii)
fee simple rights to, and rights to enter upon, use or occupy, the surface of any lands which are or may be used to gain access to or otherwise use the Petroleum and Natural Gas Rights and the Tangibles, or either of them, excluding any such rights that pertain only to a well or wells other than the Wells;

(iii)
all subsisting rights to carry out operations relating to the Lands and Tangibles, and without limitation, all easements and well, pipeline and all other permits, licences, approvals and authorizations granted or issued under the Regulations;

(iv)
all records, books, documents, licences, reports, and data which relate to the Petroleum and Natural Gas Rights and the Tangibles, or either of them excluding any of the foregoing to the extent they pertain to geological matters; and excluding all seismic;

(v)	the Wells, including the wellbores and any and all casing;
(vi)	all non-interpretative technical data.
(t)	"Party" means a party to this Agreement;
(u)	"Permitted Encumbrances" means:

(i)	liens for taxes, assessments and governmental charges which are not due or the validity of which is being diligently contested in good faith by or on behalf of Vendor;
(ii)
liens incurred or created in the ordinary course of business as security in favour of the person who is conducting the development or operation of the property to which such liens relate for Vendor's proportionate share of the costs and expenses of such development or operation which are not due or delinquent;

(iii)	mechanics', builders' and materialmen's liens in respect of services rendered or goods supplied for which payment is not due;
(iv)
easements, rights of way, servitudes and other similar rights in land (including without limitation rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph and cable television conduits, poles, wires and cables) which do not materially impair the use of the Assets affected thereby;

(v)
the right reserved to or vested in any municipality or government or other public authority by the terms of any lease, licence, franchise, grant or permit or by any statutory provision, to terminate any such lease, licence, franchise, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof;

(vi)
rights of general application reserved to or vested in any governmental authority to levy taxes on the Leased Substances or any of them or the income therefrom, and governmental requirements and limitations of general application as to production rates on the operations of any property;

(vii)	statutory exceptions to title, and the reservations, limitations, provisos and conditions in any original grants from the Crown of any of the mines and minerals within, upon or under the Lands;
(viii)
any security held by any Third Party encumbering Vendor's interest in and to the Assets or any part or portion thereof, in respect of which Vendor delivers a discharge in registrable form, a no interest letter with an undertaking to discharge the security interest or like document to Purchaser at or prior to Closing;

(ix)
the Sales, Processing and Transportation Contracts and agreement or agreements (if any) for the sale of Leased Substances that are terminable on not greater than 31 days' notice (without an early termination penalty or other cost);

(x)	all royalty burdens, liens, adverse claims, penalties, reductions in interests and other encumbrances set out in Schedule "A"; and
(xi)	the terms, conditions and obligations arising under the Title Documents.
(v)	"Person" means any individual, personal representative, corporation, partnership or other legal entity capable of entering into legal obligations;
(w)
"Petroleum and Natural Gas Rights" means all rights to and in respect of the Leased Substances and the Title Documents (but only to the extent that the Title Documents pertain to the Lands), including without limitation the interests set out in Schedule "A";

(x)
"Petroleum Substances" means any of crude oil, crude bitumen and products derived therefrom, synthetic crude oil, petroleum, natural gas, natural gas liquids, and any and all other substances related to any of the foregoing, whether liquid, solid or gaseous, and whether hydrocarbons or not, including without limitation sulphur and coal bed methane and every other mineral or substance, the right to explore for which, or an interest in which, is granted by the Title Documents, to the extent the Title Documents pertain to the Lands;

(y)
"Privacy Law" means the Personal Information Protection and Electronic Documents Act (Canada), Personal Information Protection Act (Alberta), Freedom of Information and Protection of Privacy Act (Alberta), the Health Information Act (Alberta), equivalent legislation in other Provinces and Territories, all regulations thereunder, and all governmental orders issued pursuant thereto;

(z)	"Purchase Price" means the sum of money first set out in section 2.7;
(aa)	"Purchaser Default" means a breach of a representation or warranty made by Purchaser in section 4.4 or a breach by Purchaser of a covenant or agreement contained in this Agreement;
(bb)
"Regulations" means all statutes, laws, rules, orders, judgements, writs, injunctions, decrees, regulations and directions of governmental and other competent authorities in effect from time to time and made by governments, governmental boards or agencies, tribunals, courts, commissions, administrative agencies, arbitrators, or judicial authorities having jurisdiction over the Assets, the Parties or the transaction contemplated herein;

(cc)	"Right of First Refusal" means a preferential, pre-emptive or first purchase right held by a Third Party that becomes operative by virtue of this Agreement or the transaction to be effected by it;
(dd)	"Sales, Processing and Transportation Contracts" means the agreement or agreements, if any, set out in Schedule "D";
(ee)
"Specific Conveyances" means all conveyances, assignments, transfers, novations and other documents or instruments that are reasonably required or desirable to convey, assign and transfer the interest of Vendor in and to the Assets to Purchaser and to novate Purchaser in the place and stead of Vendor with respect to the Assets;

(ff)
"Take or Pay Obligations" means (i) obligations to sell or deliver Petroleum Substances or any of them, rights to which are granted, reserved or otherwise conferred pursuant to the Title Documents, without being entitled in due course to receive and retain full payment for such Petroleum Substances; and (ii) obligations to use transportation, pipeline or processing capacity with minimum volume commitments where any shortfalls in delivery or use are satisfied through payment obligations;

(gg)
"Tangibles" means, subject to any and all limitations and exclusions provided for in this definition, the Facilities and any and all tangible depreciable property and assets other than the Facilities which are located within, upon or in the vicinity of the Lands and which are used or are intended to be used to produce, process, gather, treat, measure, make marketable or inject the Leased Substances or any of them or in connection with water injection, water disposal or removal operations including tangibles associated with the Wells, that pertain to the Petroleum and Natural Gas Rights, but excluding: (i) all motorized vehicles; and (ii) all tangible property located within, upon or in Vendor's corporate yards, regardless whether such yard(s) are located on the Lands, or Vendor's supplier's yard(s), except to the extent that such tangibles are directly related to the Petroleum and Natural Gas Rights;

(hh)
"Third Party" means any individual or entity other than Vendor and Purchaser, including without limitation any partnership, corporation, trust, unincorporated organization, union, government and any department and agency thereof and any heir, executor, administrator or other legal representative of an individual;

(ii)
"Title Defect" means an actual or potential defect, deficiency or adverse claim in or affecting Vendor's title or its interest in and to any of the Assets, which is made apparent from Purchaser's inability, following a reasonable title review process, to confirm Vendor's title to the Assets or to confirm the extent to which Vendor's interest in the Assets may be subject to encumbrances, as Vendor's title and interest are disclosed herein or described in Schedule "A"; and which is or would be sufficiently material and adverse to the enforcement or defence of title and interest, or the conformation of encumbrances, that it would not be acceptable to a knowledgeable and prudent purchaser buying similar oil and gas properties, acting reasonably, and includes Vendor not being the beneficial owner of the interests attributed to it in Schedule "A" or holding a lesser beneficial interest than the interest attributed to it. Vendor's interest as described in Schedule "A" being subject to a royalty, net carried interest or other encumbrance not being disclosed in Schedule "A" or Vendor's interest as described in Schedule "A" being subject to a production penalty or conversion that either has not been disclosed or has been misdescribed therein;

(jj)	"this Agreement", "herein", "hereto", "hereof" and similar expressions mean and refer to this Agreement of Purchase and Sale;
(kk)
"Title Documents" means, collectively, any and all certificates of title, leases, reservations, permits, licences, assignments, trust declarations, unit agreements, operating agreements, royalty agreements, gross overriding royalty agreements, participation agreements, farm-in agreements, sale and purchase agreements, pooling agreements and any other documents and agreements granting, reserving or otherwise conferring rights to (i) explore for, drill for, produce, take, use or market Petroleum Substances, (ii) share in the production of Petroleum Substances, (iii) share in the proceeds from, or measured or calculated by reference to the value or quantity of, Petroleum Substances which are produced, and (iv) rights to acquire any of the rights described in items (i) to (iii) of this definition; but only if the foregoing pertain in whole or in part to Petroleum Substances within, upon or under the Lands including without limitation those, if any, set out in Schedule "A";

(ll)	"Vendor Default" means a breach of a representation or warranty made by Vendor in section 4.1 or a breach by Vendor of a covenant or agreement contained in this Agreement;
(mm)	"Wells" means the Vendor's entire interest in the Wells set out in Schedule "E," and only those Wells;
(nn)	"Withheld Amount" has the meaning ascribed thereto in section 2.9 hereof.
1.2	Headings
The expressions "Article", "section", "subsection", "clause", "Subclause", "paragraph" and "Schedule" followed by a number or letter or combination thereof mean and refer to the specified article, section, subsection, clause, Subclause, paragraph and schedule of or to this Agreement.
1.3	Interpretation Not Affected by Headings
The division of this Agreement into Articles, sections, subsections, clauses, subclauses and paragraphs and the provision of headings for all or any thereof are for convenience and reference only and shall not affect the construction or interpretation of this Agreement.
1.4	Included Words
When the context reasonably permits, words suggesting the singular shall be construed as suggesting the plural and vice versa, and words suggesting gender or gender neutrality shall be construed as suggesting the masculine, feminine and neutral genders.
1.5	Schedules
There are appended to this Agreement the following schedules pertaining to the following matters:

Schedule "A"	-	Lands, Petroleum and Natural Gas Rights, Title Documents, Permitted Encumbrances
Schedule "B"	-	AFE's
Schedule "C"	-	Facilities, Pipelines & Tangible Equipment
Schedule "D"	-	Sales, Processing and Transportation Contracts
Schedule "E"	-	Wells
Schedule "F"	-	General Conveyance
Schedule "G"	-	Rights of First Refusal
Schedule "H"	-	Lawsuits and Claims

Such schedules are incorporated herein by reference as though contained in the body hereof. Wherever any term or condition of such schedules conflicts or is at variance with any term or condition in the body of this Agreement, such term or condition in the body of this Agreement shall prevail.
1.6	Knowledge
Where in this Agreement a representation or warranty is limited to the knowledge, information or belief of Vendor, such knowledge, information or belief consists of the actual knowledge, without due inquiry, of the current officers of Vendor whose normal responsibilities relate to the subject matter of the representation or warranty.
ARTICLE 2
PURCHASE AND SALE AND CLOSING
2.1	Purchase and Sale
Vendor hereby agrees to sell, assign, transfer, convey and set over to Purchaser, and Purchaser hereby agrees to purchase from Vendor, all of  the right, title, estate and interest of Vendor (whether absolute or contingent, legal or beneficial) in and to the Assets subject to and in accordance with the terms and conditions of this Agreement.
2.2	Closing
Closing shall take place at the Closing Place at the Closing Time if there has been satisfaction or waiver of the conditions of Closing herein contained. Subject to all other provisions of this Agreement, possession, risk and beneficial ownership of Vendor's interest in and to the Assets shall pass from Vendor to Purchaser at Closing. The Parties shall execute and deliver the General Conveyance at Closing.
2.3	Specific Conveyances
(a)
Vendor shall prepare the Specific Conveyances the cost of which shall be for the sole account of Vendor.  All Specific Conveyances that are prepared will be circulated to Purchaser not later than 2 business days prior to the Closing Time and shall be executed and delivered by the Parties at Closing.

(b)
Subject to section 3, forthwith after Closing, Purchaser shall circulate and register, as the case may be, all Specific Conveyances that by their nature may be circulated or registered, provided that Purchaser shall be responsible for all registration fees pertaining to same.

2.4	LLR Ratings and Deposits
(a)
The licensee liability ratings of each Party, as determined by the Alberta Energy Regulator, equals or exceeds 1.0 and will not fall below 1.0 as a result of any license transfer application(s) submitted or to be submitted in respect of the Assets and the transaction effected hereby.

(b)
If, for any reason, a Governmental Authority requires a Party to make a deposit or furnish any other form of security in order to approve the transfer of any licences or permits, such Party shall immediately either: (i) make such deposit; or (ii) furnish such other form of security as the Governmental Authority requires and provide proof of such to the other Party.

2.5	Title Documents and Miscellaneous Interests
Vendor shall deliver to Purchaser, within ten (10) days of Closing, the original copies of the Title Documents and any other agreements and documents to which the Assets are subject and the original copies of contracts, agreements, records, books, documents, licences, reports and data comprising Miscellaneous Interests which are now in the possession of Vendor or of which it gains possession prior to the Closing Time. Notwithstanding the foregoing, if and to the extent such Title Documents, contracts, agreements, records, books, documents, licences, reports and data also pertain to interests other than the Assets, photocopies or other copies may be provided to Purchaser in lieu of original copies. Purchaser shall, upon request and after reasonable notice, provide reasonable access, at the offices of Purchaser and during its normal business hours, to such of the Title Documents and other contracts, agreements, records, books, documents, licenses, reports and data comprising Miscellaneous Interests delivered by Vendor pursuant hereto, as Vendor may require for purposes concerning the interests which Vendor held in the Assets prior to Closing and the calculation of adjustments prior to the finalization of same, subject always to the requirement that all such information shall remain confidential.
2.6	Form of Payment
The Purchase Price (less the Withheld Amount) shall be in Canadian funds. All payments to be made at Closing shall be made by certified cheque or bank draft.
2.7	Purchase Price
The Purchase Price for the Assets is the amount resulting from the following calculation:
(a)	One Million, Five Hundred Thousand ($1,500,000.00) (the Purchase Price);
(b)	Plus or minus adjustments, if any, resulting from the operation of Article 7 and Article 9.
2.8	GST
The Purchase Price does not include GST and the Purchaser shall pay to Vendor at Closing any applicable GST which is allocated to the Tangibles or fifteen thousand dollars ($15,000.00). If the amount of GST paid pursuant to this section is subject to audit by the relevant governmental authorities, and it is determined by those authorities that an additional amount of GST or interest or penalties should be assessed, Purchaser shall be responsible for the payment of such additional amounts.  The GST registration number of the Vendor is 100401702 RT0001 and the GST registration number of Purchaser is 781483326 RT0001.
2.9	Other Taxes
At Closing, Purchaser shall be solely responsible for all sales taxes, transfer taxes, fees, charges, levies or similar assessments which may be imposed by any governmental authority and pertaining to its acquisition of the Assets or to the circulation and registration of the Specific Conveyances and shall remit any such amounts to the applicable governmental authority according to the Regulations.

2.10	Withheld Amount
(a)	Withholding Tax
(i)
Each Party hereby authorizes the other Party to take any actions necessary to ensure full compliance with section 116 and all other provisions of the Income Tax Act (Canada) to the extent such compliance is made necessary by the transaction contemplated herein, and shall provide to the other Party all reasonable assistance in respect thereof. Specifically, Purchaser shall authorize and provide all necessary assistance to Vendor to enable Vendor to obtain, any and all correct and accurate certificates of compliance which may be required pursuant to subsection 116(4) of the Income Tax Act (Canada).

(ii)
Vendor and Purchaser acknowledge that pursuant to section 116 of the Income Tax Act (Canada) Purchaser is required to, and is authorized by Vendor to, withhold at Closing one half (1/2) of the adjusted Purchase Price (the "Withheld Amount"). As soon as reasonably possible after Closing, Purchaser shall remit the Withheld Amount to the Canada Revenue Agency in accordance with section 116 of the Income Tax Act.  Purchaser shall direct the payment to the Vendor's assigned tax account number 100401702 RC0001 and shall provide Vendor with a copy of the payment made to the Canada Revenue Agency.

(iii)
Vendor acknowledges that it may be required to provide notice to the Canada Revenue Agency in respect of the sale of the Assets within ten (10) days of the date of such sale to avoid the imposition of a monetary penalty and, in addition, may be required to file a Canadian income tax return for the taxation year that includes the date of the sale of the Assets. Vendor shall fully comply on a timely basis with any such Canada Revenue Agency obligations, and shall be liable for and shall save, indemnify and hold Purchaser harmless from any loss, harm, prejudice or injury of any kind to Purchaser resulting from its failure to fully comply on a timely basis with such obligations.

(iv)	The obligations of the Parties pursuant to this subsection 2.9 shall survive Closing.
2.11	Allocation of Purchase Price
The Parties shall allocate the Purchase Price as follows:
Petroleum and Natural Gas Rights	$1,200,000.00
Tangibles	$299,990.00
Miscellaneous Interests	$10.00
$1,500,000.00

ARTICLE 3
CONDITIONS OF CLOSING
3.1	Purchaser's Conditions
The obligation of Purchaser to purchase Vendor's interest in and to the Assets is subject to the following conditions precedent, which are inserted herein and made part hereof for the exclusive benefit of Purchaser and may be waived by Purchaser:
(a)	the representations and warranties of Vendor herein contained shall be true in all material respects when made and as of the Closing Time;
(b)	all obligations of Vendor contained in this Agreement to be performed prior to or at the Closing Time shall have been timely performed in all material respects;

(c)
Vendor shall have delivered to Purchaser at or prior to the Closing Time discharges of or no-interest letters for any security held by any Third Party encumbering Vendor's interest in and to the Assets or any part or portion thereof;

(d)
prior to the Closing Time, any and all Rights of First Refusal or other restrictions on the transfer, sale or assignment of the Assets shall have been exercised or waived by the holders thereof or all time periods within which such rights may be exercised shall have expired and/or Vendor has complied with the requirements of  ARTICLE 9 herein;

(e)	the Assets shall have suffered no material adverse damage or changes from the Adjustment Date to the Closing Time;
If any one or more of the foregoing conditions precedent has or have not been satisfied, complied with, or waived by Purchaser by the Closing Time, Purchaser may in addition to any other remedies which it may have available to it, rescind this Agreement by written notice to Vendor, provided that Purchaser shall not be permitted to exercise or purport to exercise any right of termination pursuant to this section 3.1 if the event or circumstances giving rise to such right is due to a Purchaser Default.  If Purchaser rescinds this Agreement, Purchaser and Vendor shall be released and discharged from all obligations hereunder except as provided in section 12.14.
3.2	Vendor's Conditions
The obligation of Vendor to sell its interest in and to the Assets is subject to the following conditions precedent, which are inserted herein and made part hereof for the exclusive benefit of Vendor and may be waived by Vendor:
(a)	the representations and warranties of Purchaser herein contained shall be true in all material respects when made and as of the Closing Time;
(b)	all obligations of Purchaser contained in this Agreement to be performed prior to or at the Closing Time shall have been timely performed in all material respects;
(c)	all amounts to be paid by Purchaser to Vendor at or prior to the Closing Time shall have been paid to Vendor in the form stipulated in this Agreement;
(d)
prior to the Closing Time, any and all Rights of First Refusal or other restrictions on the transfer, sale or assignment of the Assets shall have been exercised or waived by the holders thereof or all time periods within which such rights may be exercised shall have expired;

If any one or more of the foregoing conditions precedent has or have not been satisfied, complied with, or waived by Vendor by the Closing Time, Vendor may in addition to any other remedies which it may have available to it, rescind this Agreement by written notice to Purchaser, provided that Vendor shall not be permitted to exercise or purport to exercise any right of termination pursuant to this section 3.2 if the event or circumstances giving rise to such right is due to a Vendor Default.  If Vendor rescinds this Agreement, Purchaser and Vendor shall be released and discharged from all obligations hereunder except as provided in section 12.14.
3.3	Efforts to Fulfil Conditions Precedent
Purchaser and Vendor shall proceed diligently and in good faith and use commercially reasonable efforts to satisfy and comply with and assist in the satisfaction and compliance with the conditions precedent in accordance with the terms of this Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES
4.1	Representations and Warranties of Vendor
Purchaser acknowledges that it is purchasing the Assets on an "as is, where is" basis, without representation and warranty and without reliance on any information provided to or on behalf of Purchaser by Vendor or any Third Party, except that and subject in all instances to the Accepted Matters and Conditions or any matter disclosed in any of the schedules hereto, Vendor makes the following representations and warranties to Purchaser:
(a)
Standing: Vendor is a corporation duly organized and validly existing under the laws of the jurisdiction of incorporation of Vendor and is authorized to carry on business in the jurisdiction(s) in which the Lands are located;

(b)
Requisite Authority: Vendor has good right, full power and absolute authority to sell, assign, transfer, convey and set over the interest of Vendor in and to the Assets according to the true intent and meaning of this Agreement;

(c)
Execution: the execution, delivery and performance of this Agreement has been duly and validly authorized by any and all requisite corporate, shareholders' and directors' actions and will not result in any violation of, be in conflict with or constitute a default under any articles, charter, bylaw or other governing document to which Vendor is bound;

(d)
No Conflicts: the execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with or constitute a default under any term or provision of any agreement or document to which Vendor is party or by which Vendor is bound, nor under any Regulation applicable to Vendor;

(e)
Enforceability: this Agreement and any other agreements delivered in connection herewith constitute valid and binding obligations of Vendor enforceable against Vendor in accordance with their terms, subject to the qualification that such enforceability may be subject to:

(i)	bankruptcy, insolvency, fraudulent preference, reorganization or other laws affecting creditors' rights generally; and
(ii)	general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or law);
(f)
Regulatory Approval: except as otherwise provided in this Agreement, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body exercising jurisdiction over the Assets is required for the due execution, delivery and performance by Vendor of this Agreement, other than authorizations, approvals or exemptions from requirement therefor, previously obtained and currently in force;

(g)
Finders' Fees: Vendor has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of this Agreement or the transaction to be effected by it for which Purchaser shall have any obligation or liability;

(h)	Canadian Resident: Vendor is a non-resident within the meaning of section 116 of the Income Tax Act (Canada);
(i)
Fees and Charges: except as may be identified in the schedules hereto, the interest of Vendor in and to all property, assets, interests and rights comprising the Tangibles is sufficient such that Vendor is not subject to any penalty, fee, levy, charge or other compensation payable to any Third Party for the use of or access to the Tangibles;

(j)
Alienation: except for Permitted Encumbrances as may be identified in the schedules hereto, Vendor has not alienated or encumbered the Assets or any part or portion thereof, Vendor has not committed and is not aware of there having been committed any act or omission whereby the interest of Vendor in and to the Assets or any part or portion thereof may be cancelled or determined, and the Assets are now free and clear of all liens, mortgages, pledges, options, royalties, conversion rights and other claims of Third Parties, created by, through or under Vendor or of which Vendor has knowledge;

(k)	Right of First Refusal: except as may be identified to Purchaser by Vendor pursuant to ARTICLE 9, none of the interest of Vendor in and to the Assets is subject to any Rights of First Refusal;
(l)
Adverse Claims: Vendor has not received notice from any Third Party claiming an interest in and to the Assets adverse to the interest of Vendor and Vendor has no reason to believe that any such claim may be made;

(m)
Compliance: to Vendor's knowledge, information and belief, it has not failed to comply with, perform, observe or satisfy any term, condition, obligation or liability which has heretofore arisen under the provisions of any of the Title Documents or any other agreements and documents to which the Assets are subject where such failure would reasonably be expected to have a material adverse effect upon the aggregate value of the Assets;

(n)
Default: Vendor has not received notice of default and is not, to the knowledge, information and belief of Vendor, in any default under any obligation, agreement, document, order, writ, injunction or decree of any court or of any commission or administrative agency, which might result in impairment or loss of the interest of Vendor in and to the Assets or which might otherwise adversely affect the Assets;

(o)
No Lawsuits or Claims: except as may be identified in Schedule "H" no suit, action, lawsuit, administrative proceeding or other proceeding is currently before any court or governmental agency against Vendor or, to the knowledge, information and belief of Vendor, has been threatened against Vendor or any Third Party, which might result in material impairment or material loss of the interest of Vendor in and to the Assets or which might otherwise adversely affect the Assets materially or any rights to, and rights to enter upon, use or occupy the surface of any lands which are or may be used to gain access to or otherwise use the Petroleum and Natural Gas Rights and the Tangibles, or either of them;

(p)
Payment of Taxes and Third Party Payables: to Vendor's knowledge, information and belief, all amounts due and payable to Third Parties prior to the date hereof and pertaining to the Assets have been fully paid, including without limitation (i) any and all ad valorem and property taxes, (ii) any and all production, severance and similar taxes, charges and assessments based upon or measured by the ownership or production of the Leased Substances or any of them or the receipt of proceeds therefor, and (iii) all amounts due and payable in connection with Permitted Encumbrances;

(q)
AFE's: other than those disclosed on Schedule "B" hereto, Vendor has no knowledge of any AFE's issued or approved by Vendor with respect to the Assets under which amounts may become payable after the Adjustment Date under which Vendor's share will be greater than $50,000.00;

(r)
Operator: in respect of the Assets that are operated by Vendor, if any, Vendor holds all valid licenses, permits and similar rights and privileges that are required and necessary under the Regulations to operate the Assets as presently operated;

(s)	Environmental: Vendor is not aware of and has not received:
(i)
any orders or directives which relate to environmental matters and which require any work, repairs, construction or capital expenditures with respect to the Assets, where such orders or directives have not been complied with in all material respects; or

(ii)
any demand or notice issued with respect to the breach of any environmental, health or safety law applicable to the Assets, including without limitation, respecting the use, storage, treatment, transportation or disposition of environmental contaminants, which demand or notice remains outstanding on the date hereof;

(t)
Sales, Processing and Transportation Contracts: except for the Sales, Processing and Transportation Contracts, Vendor is not a party to and Vendor's interest in and to the Assets is not otherwise bound or affected by any (i) production sales contracts pertaining to the Leased Substances or any of them that cannot be terminated on notice of 31 days or less (without an early termination penalty or other cost), (ii) gas balancing or similar agreements pertaining to the Leased Substances or any of them, (iii) agreements for the transportation, processing or disposal of the Leased Substances or any of them or substances produced in connection with the Leased Substances or any of them, (iv) agreements for the contract operation by a Third Party of the Assets or any of them, and (v) agreements to provide transportation, processing or disposal capacity or service to any Third Party;

(u)
No Limit on Production: excepting production limits of general application in the oil and gas industry, none of the Wells is subject to production or other penalties imposed by the Title Documents or by any other agreements and documents to which the Assets are subject, or by any Regulations;

(v)	AMI and AOE: The Assets are not subject to an agreement which provides for active areas of mutual interest or areas of exclusion; and
(w)	Take or Pay Obligations: there are no Take or Pay Obligations.
4.2	Limitation on Vendor's Representation and Warranties
Without limiting the generality of section 4.1 and except and to the extent expressly stated in section 4.1, Vendor does not warrant title to the Assets or make any representations or warranties with respect to:
(a)	any data or information, including any engineering, geological or other interpretations or evaluations supplied by Vendor in connection with the Assets;
(b)	the quality, quantity or recoverability of Petroleum Substances within or under the Lands or any lands pooled or unitized therewith; or
(c)	the value of the Assets or the future cash flow therefrom.
4.3	Acknowledgements
(a)	Without detracting from Purchaser's reliance on Vendor's representation and warranties in section 4.1, Purchaser acknowledges that as of the Closing Time:
(i)
it will have made its own independent investigation, analysis, evaluation and inspection of Vendor's interest in the Lands and the Assets, including a review of Vendor's title thereto and the state and condition thereof and will have relied on its own investigation, analysis, evaluation and inspection as to its assessment of the condition, quantum and value of the Assets and Vendor's title thereto;

(ii)
in determining the Purchase Price, Purchaser will have taken into account Purchaser's assumption of the Abandonment and Reclamation Obligations and Environmental Liabilities and Vendor's release of responsibility therefore; and

(iii)
it will have been provided with the right and opportunity to conduct its own due diligence and site inspections of and in respect to Abandonment and Reclamation Obligations and Environmental Liabilities, if any, and will have relied on its own investigation, analysis, evaluation and inspection as to its assessment of the environmental condition of the Lands and Assets.

4.4	Representations and Warranties of Purchaser
Purchaser makes the following representations and warranties to Vendor:
(a)
Standing: Purchaser is a corporation duly organized and validly existing under the laws of the jurisdiction of incorporation of Purchaser and is authorized to carry on business in the jurisdiction(s) in which the Lands are located;

(b)	Requisite Authority: Purchaser has good right, full power and absolute authority to purchase the interest of Vendor in and to the Assets according to the true intent and meaning of this Agreement;
(c)
Execution: the execution, delivery and performance of this Agreement has been duly and validly authorized by any and all requisite corporate, shareholders' and directors' actions and will not result in any violation of, be in conflict with or constitute a default under any articles, charter, bylaw or other governing document to which Purchaser is bound;

(d)
No Conflicts: the execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with or constitute a default under any term or provision of any agreement or document to which Purchaser is party or by which Purchaser is bound, nor under any Regulation applicable to Purchaser;

(e)
Enforceability: this Agreement and any other agreements delivered in connection herewith constitute valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms subject to the qualification that such enforceability may be subject to:

(i)	bankruptcy, insolvency, fraudulent preference, reorganization or other laws affecting creditors' rights generally; and
(ii)	general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or law);
(f)
Regulatory Approval: except as otherwise provided in this Agreement, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body exercising jurisdiction over the Assets is required for the due execution, delivery and performance by Purchaser of this Agreement, other than authorizations, approvals or exemptions from requirement therefor, previously obtained and currently in force;

(g)
Finders' Fee: Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of this Agreement or the transaction to be effected by it for which Vendor shall have any obligation or liability;

(h)
Availability of Funds:  Purchaser has sufficient cash, available lines of credit, or other sources of immediately available funds to enable Purchaser to make payment of the Purchase Price at Closing and all other amounts to be paid by Purchaser hereunder;

4.5	Survival
Except as otherwise provided herein, all representations and warranties contained in this Agreement on the part of each of the Parties shall survive for a period of twelve (12) months from Closing.

ARTICLE 5
INDEMNITIES FOR REPRESENTATIONS AND WARRANTIES
5.1	Vendor's Indemnities for Representations and Warranties
Subject to section 6.4, Vendor shall be liable to Purchaser for and shall, in addition, indemnify Purchaser from and against, all Losses suffered, sustained, paid or incurred by Purchaser which would not have been suffered, sustained, paid or incurred had all of the representations and warranties contained in section 4.1 been accurate and truthful, provided however that nothing in this section 5.1 shall be construed so as to cause Vendor to be liable to or indemnify Purchaser in connection with any representation or warranty contained in section 4.1 if and to the extent that Purchaser did not rely upon such representation or warranty.
5.2	Purchaser's Indemnities for Representations and Warranties
Subject to section 6.4, Purchaser shall be liable to Vendor for and shall, in addition, indemnify Vendor from and against, all Losses suffered, sustained, paid or incurred by Vendor which would not have been suffered, sustained, paid or incurred had all of the representations and warranties contained in section 4.4 been accurate and truthful, provided however that nothing in this section 5.2 shall be construed so as to cause Purchaser to be liable to or indemnify Vendor in connection with any representation or warranty contained in section 4.4 if and to the extent that Vendor did not rely upon such representation or warranty.
ARTICLE 6
PURCHASER'S INDEMNITIES
6.1	General Indemnity
Purchaser shall be liable to Vendor for and shall, in addition, indemnify Vendor from and against, all Losses suffered, sustained, paid or incurred by Vendor which arise out of any matter or thing occurring or arising from and after Closing and which relates to the Assets, provided however that Purchaser shall not be liable to nor be required to indemnify Vendor in respect of any Losses suffered, sustained, paid or incurred by Vendor which arise out of acts or omissions of Vendor.
6.2	Abandonment and Reclamation
Purchaser shall see to the timely performance of all Abandonment and Reclamation Obligations pertaining to the Assets which in the absence of this Agreement would be the responsibility of Vendor. Purchaser shall be liable to Vendor for and shall, in addition, indemnify Vendor from and against, all Losses suffered, sustained, paid or incurred by Vendor should Purchaser fail to timely perform such obligations.
6.3	Environmental Liabilities
From and after the Closing Time Purchaser shall be liable to Vendor for and shall, in addition, indemnify Vendor from and against, all Losses suffered, sustained, paid or incurred by Vendor which pertain to Environmental Liabilities, however and by whosoever caused. Vendor is responsible for any environmental liabilities up to the Closing Time. Purchaser shall not be entitled to exercise and hereby waives and releases Vendor from any rights or remedies Purchaser may now or in the future have against Vendor in respect of Environmental Liabilities, whether such rights and remedies are pursuant to the common law, statute or Regulation or otherwise, including without limitation, the right to name Vendor as a third party to any action commenced by any Third Party against Purchaser.
6.4	Limitation
No claim under Article 5 shall be made or be enforceable by a Party unless written notice of such claim, with reasonable particulars, is given by such Party to the Party against whom the claim is made within a period of twelve (12) months from Closing. Notwithstanding any other provision in this Agreement, Purchaser shall not be liable to nor be required to indemnify Vendor in respect of any Losses suffered, sustained, paid or incurred by Vendor in respect of which Vendor is liable to and has indemnified Purchaser pursuant to section 5.1, and Vendor shall not be liable to nor be required to indemnify Purchaser in respect of any Losses suffered, sustained, paid or incurred by Purchaser in respect of which Purchaser is liable to and has indemnified Vendor pursuant to section 5.2.
ARTICLE 7
OPERATING ADJUSTMENTS
7.1	Operating Adjustments
Subject to all other provisions of this Agreement, all revenues and benefits and expenditures and obligations of any kind and nature relating to the ownership, operation and development of the Assets conveyed pursuant to this Agreement, including without limitation maintenance, development, operating and capital costs, government incentives and administration fees, royalties and other burdens, and proceeds from the sale of production whether accruing, payable or paid and received or receivable, shall be adjusted between the Parties as of the Adjustment Date, on an accrual basis, in accordance with generally accepted accounting principles, provided that:
(a)
all rentals and similar payments and all property taxes, freehold mineral taxes and other similar taxes (excluding taxes based on income, net revenue or capital) paid, payable or levied on or in respect of the Assets, the ownership thereof or Petroleum Substances produced therefrom or allocated thereto shall be adjusted and apportioned between the Vendor and Purchaser on a per diem basis as of the Adjustment Date;

(b)	no adjustments shall be made on account of any royalty tax credits or other similar incentives that accrue to the benefit of either Party;
(c)
all costs relating to any work performed or goods and services provided in respect of the Assets will be deemed to have accrued as of the date the work was performed or the goods and services were provided, regardless of the time at which those costs become payable or are paid;

(d)
all overhead recoveries, operator's fees and similar amounts received or receivable by Vendor as operator of any Assets shall be adjusted and apportioned between the Vendor and Purchaser on a per diem basis as of the Adjustment Date; and

(e)
any revenues related to the Assets that are received by Vendor from and after the Adjustment Date shall be held by Vendor as bare legal trustee for the benefit of Purchaser until such amounts are adjusted, as provided for herein or are paid to Purchaser.

For greater certainty, adjustments in respect of production, if any, shall be made in favour of Vendor in respect of all production beyond the wellhead, including but not limited to inventory volumes stored in tanks or in line fill at the Adjustment Date and in favour of Purchaser in respect of all other production.  The Parties shall agree on inventory levels to be attributed to Vendor if such volumes were not measured on the Adjustment Date.  Purchaser shall provide to Vendor no later than 5 Business Days prior to the Closing Time a written statement of all such adjustments to be made at Closing, and shall cooperate with Vendor to enable Vendor  to verify the accuracy of such statement. The net adjustment purchase to this section shall be paid at Closing as an adjustment to the Purchase Price.  Adjustments not settled or incorrectly settled prior to or at Closing shall be settled by payment to or by Vendor and Purchaser, as the case may be, as soon as practicable after Closing. The intention of the Parties is that final settlement shall occur within 180 days following Closing, but it is recognized that adjustments may be made after that time. No adjustments shall be made after one year from Closing unless written notice of the requested adjustment, with reasonable particulars, is given within one year from Closing, provided however that adjustments arising as a consequence of Crown royalty audits, joint venture audits or thirteenth month adjustments for gas plant throughput and gas cost allowance for the Assets are not subject to the one year limit. Petroleum substances beyond the wellhead at the Adjustment Date and surplus items such as tubing and casing stored on the Lands which are not charged to the joint interest account with respect to the Lands do not comprise part of the Assets and shall be removed by Vendor as soon as possible.  For greater certainty the Parties agree all disputes will be adjusted and remedied prior to the final settlement which shall occur within 180 days following Closing.
7.2	Audits
Notwithstanding the provisions of section 7.1, adjustments arising as a consequence of Crown Royalty audits, joint venture audits or thirteenth month adjustments for gas plant throughput and gas cost allowance for the Assets, relating to the period prior to Closing:
(a)	for which audit queries or thirteenth month adjustments are outstanding at Closing; or
(b)
that occur after the Closing Time but not later than two years after the Closing Time (in the case of joint venture audits and thirteenth month adjustments) or four years from the end of the calendar year in which Closing occurs (in the case of Crown royalty audits), shall be made as they occur and payment for them shall be made within 30 days of each adjustment and shall be made by Purchaser to Vendor, or vice versa, as the case may be. Either Party may, upon written notice to the other Party, audit the records of the other Party relating to accounting or adjustments made subject to this section 7.2 for two years from the date the adjustment is made. Accounting or adjustments resulting from the audit shall be settled between Vendor and Purchaser on an item-by-item basis as they occur. Nothing in this Agreement shall restrict or otherwise interfere with any audit rights Vendor may have under any agreements pertaining to the Assets for the period prior to the Adjustment Date; it being the intention of the Parties hereto that any adjustments arising from or attributable to the exercise of such audit rights shall be for the account of Vendor. For the purposes hereof, the expression "audit right" shall include the right to initiate an audit or to participate in or receive the benefits from an audit.
7.3	Adjustment Disputes
If the Parties or either of them disagrees with an adjustment allocated pursuant to this ARTICLE 7, the Parties shall forthwith meet in good faith to discuss the issue. If after such a meeting the issue has not been resolved or if a Party does not forthwith meet to discuss the issue, the issue shall be resolved by a single arbitrator pursuant to the provisions of the Arbitration Act (Alberta). The decision of the arbitrator shall be final and shall not be subject to review.  All costs of arbitration shall be borne by the Parties equally.
ARTICLE 8
MAINTENANCE OF ASSETS
8.1	Maintenance of Assets
Until Closing, Vendor shall, to the extent that the nature of its interest permits, and subject to the Title Documents and any other agreements and documents to which the Assets are subject:
(a)	maintain the Assets in a proper and prudent manner in accordance with good oil and gas industry practices and in material compliance with all applicable Regulations;
(b)	pay or cause to be paid all costs and expenses relating to the Assets which become due from the date hereof to the Closing Time;
(c)	perform and comply with all covenants and conditions contained in the Title Documents and any other agreements and documents to which the Assets are subject; and

(d)
maintain adequate insurance on all insurable portions of the Assets up to the date on which Closing occurs and immediately thereafter Vendor shall terminate all insurance carried by it in respect of the Assets.

8.2	Consent of Purchaser
Notwithstanding section 8.1, Vendor shall not, without the written consent of Purchaser, which consent shall not be unreasonably withheld or delayed by Purchaser:
(a)
make any commitment or propose, initiate or authorize any capital expenditure with respect to the Assets of which Vendor's share is in excess of $50,000.00, except in case of an emergency or in respect of amounts which Vendor may be committed to expend or be deemed to authorize for expenditure without its consent;

(b)	surrender or abandon any of the Assets;
(c)
amend or terminate any Title Document or any other agreement or document to which the Assets are subject, or enter into any new agreement or commitment relating to the Assets other than any new agreements or commitments entered into in the ordinary course of business; or

(d)	sell, encumber or otherwise dispose of any of the Assets or any part or portion thereof excepting sales of the Leased Substances or any of them in the ordinary course of business.
8.3	Post-Closing Administration
Following Closing, in any case where Purchaser must be novated into, or recognized as a party to the Title Documents and any other agreements and documents to which the Assets are subject, Vendor shall hold the Assets and any revenues arising therefrom as bare legal trustee, for the benefit of Purchaser, and Vendor shall maintain the Assets on behalf of the Purchaser and Purchaser shall reimburse Vendor for or directly pay, all costs and expenses directly associated with maintaining the Assets or allocated thereto that have been paid or are payable by Vendor and any out of pocket costs and expenses paid or incurred by Vendor in the discharge of its duties and obligations pursuant to this Section 8.3.  Vendor shall promptly provide to Purchaser all revenues that accrue after the Closing Time, all AFEs, notices and other information, documents and correspondence relating to the applicable Assets that Vendor receives and shall respond promptly to such AFEs, notices and other information and documents pursuant to the written instructions of the Purchaser. Vendor shall not initiate or authorize any operations with respect to the applicable Assets, except upon the written direction of the Purchaser. Vendor shall as soon as is reasonably practicable, deliver to Purchaser all revenue, proceeds and other benefits received by Vendor derived from the Assets.
ARTICLE 9
RIGHTS OF FIRST REFUSAL
9.1	Rights of First Refusal
Vendor has advised Purchaser which Assets, if any, are subject to Rights of First Refusal, as outlined in Schedule "G".  Purchaser has advised Vendor of its bona fide allocations of value for Vendor's interest in and to such Assets, or will do so within five (5) Business Days of execution and delivery of this Agreement.  Vendor shall comply with the applicable provisions of such rights and shall courier notices to the Third Parties (and Purchaser, if applicable), (provided that Purchaser has not terminated this Agreement pursuant to Article 10), and further provided that Vendor, is in agreement with Purchaser's bona fide allocations.  Vendor shall notify Purchaser in writing forthwith upon each Third Party exercising or waiving such a right. If any such Third Party elects to exercise such a right, the definition of Assets shall be deemed to be amended to exclude those Assets in respect of which the right has been exercised, such Assets shall not be conveyed to Purchaser and the

Purchase Price, the tax allocations and the Goods and Services Tax shall be reduced accordingly.  In the event that a Third Party exercises a Right of First Refusal and is then unable or unwilling to enter into a conveyance agreement with Vendor for the relevant Assets, Purchaser agrees to accept a conveyance of such Assets for the same amount allocated to such Assets by Purchaser under the same terms and conditions as this Agreement to whatever extent possible, subject to any rights of any other Third Parties who may have also exercised Rights of First Refusal with respect to the same Assets and accordingly may also have a claim to acquire same, or a portion thereof.
ARTICLE 10
TITLE DEFECTS
10.1	Title Defects
A.            The Purchaser will conduct its review of the Vendor's title to the Assets with reasonable diligence. Not later than five (5) business days prior to Closing Time, the Purchaser will give Vendor written notice of Vendor's Title Defects. That notice will specify: (i) those Title Defects in reasonable detail; (ii) the Asset directly affected thereby; (iii) any material agreements or documents related to the Title Defects that appear to be missing; and (iv) Purchaser's reasonable requirements for the curing of those Title Defects. Vendor will diligently make reasonable efforts to cure those Title Defects until no later than two (2) business days prior to the Closing Time.
B.            Insofar as the Title Defects described in the Title Defect notice have not been cured to the reasonable satisfaction of Purchaser, or before two (2) days before the Closing Time, the Purchaser may elect to do one of the following:
(a)
Delay the Closing Time to such later date as agreed by the Parties, to provide Vendor with additional time to cure the remaining Title Defects, at which point this subsection will again apply to any uncured Title Defects;

(b)	Waive the uncured Title Defects and proceed with Closing; or
(c)	If the uncured Title Defects represent more than ten percent (10%) of the Purchase Price, terminate this Agreement.
10.2	Results of Termination
If this Agreement is terminated prior to Closing, the Parties will be released from all obligations under this Agreement except for the confidentiality provisions, provided that Purchaser's obligations with respect to the confidentiality provisions will no longer be in effect one (1) year following the date of termination. If this Agreement is terminated prior to Closing, Purchaser will promptly return to Vendor all materials delivered to it by the Vendor hereunder and all copies of them that may have been made by or for the Purchaser.
ARTICLE 11
PRE-CLOSING INFORMATION
11.1	Production of Documents
At all reasonable times from the date hereof until the Closing Time, Vendor  shall make available to Purchaser all of the Title Documents and any other agreements and documents to which the Assets are subject including without limitation (i) production sales contracts pertaining to the Leased Substances or any of them, (ii) gas balancing or similar agreements pertaining to the Leased Substances or any of them, (iii) agreements for the transportation, processing or disposal of the Leased Substances or any of them or substances produced in connection with the Leased Substances or any of them, (iv) agreements for the contract operation by a Third Party of the Assets or any of them, and (v) agreements to provide transportation, processing or disposal capacity or service to any Third Party.

ARTICLE 12
GENERAL
12.1	Further Assurances
Each Party will, from time to time and at all times after Closing, without further consideration, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.
12.2	No Merger
The covenants, representations, warranties and indemnities contained in this Agreement shall be deemed to be restated in any and all assignments, conveyances, transfers and other documents conveying the interests of Vendor in and to the Assets to Purchaser, subject to any and all time and other limitations contained in this Agreement. There shall not be any merger of any covenant, representation, warranty or indemnity in such assignments, conveyances, transfers and other documents notwithstanding any rule of law, equity or statute to the contrary and such rules are hereby waived.
12.3	Entire Agreement
The provisions contained in any and all documents and agreements collateral hereto shall at all times be read subject to the provisions of this Agreement and, in the event of conflict, the provisions of this Agreement shall prevail. No amendments shall be made to this Agreement unless in writing, executed by the Parties. This Agreement supersedes all other agreements, documents, writings and verbal understandings among the Parties relating to the subject matter hereof and expresses the entire agreement of the Parties with respect to the subject matter hereof.
12.4	Subrogation
The assignment and conveyance to be effected by this Agreement is made with full right of substitution and subrogation of Purchaser in and to all covenants, representations, warranties and indemnities previously given or made by others in respect of the Assets or any part or portion thereof.
12.5	Governing Law
This Agreement shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of the Province of Alberta and applicable laws of Canada and shall, in all respects, be treated as a contract made in the Province of Alberta. The Parties irrevocably attorn and submit to the exclusive jurisdiction of the courts of the Province of Alberta and courts of appeal therefrom in respect of all matters arising out of or in connection with this Agreement.
12.6	Enurement
This Agreement may not be assigned by a Party without the prior written consent of the other Party, which consent may be unreasonably and arbitrarily withheld. This Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective administrators, trustees, receivers, successors and permitted assigns.
12.7	Time of Essence
Time shall be of the essence in this Agreement.

12.8	Notices
The addresses for service and the fax numbers of the Parties shall be as follows:
Vendor -	BARNWELL OF CANADA, LIMITED
Suite 2410, 500 - 4 Avenue SW
Calgary, AB
T2P 2V6
Attention: Land Department
Fax: 403-266-4124

Purchaser -	ANEGADA OIL CORP.
Suite 520, 510-5th Street SW
Calgary, Alberta
T2P 3S2
Attention: Land Department
Fax: 403-930-0207

All notices, communications and statements required, permitted or contemplated hereunder shall be in writing, and shall be delivered as follows:
(a)	by personal service on a Party at the address of such Party set out above, in which case the item so served shall be deemed to have been received by that Party when personally served;
(b)	by facsimile transmission to a Party to the fax number of such Party set out above, in which case the item so transmitted shall be deemed to have been received by that Party when transmitted; or
(c)
except in the event of an actual or threatened postal strike or other labour disruption that may affect mail service, by mailing first class registered post, postage prepaid, to a Party at the address of such Party set out above, in which case the item so mailed shall be deemed to have been received by that Party on the third Business Day following the date of mailing (the date of mailing being the Business Day immediately prior to the postmarked date of the envelope containing the notice, communication or statement or if the subject envelope has been lost or destroyed, the date of such notice, communication or statement or if undated the date of the transmittal letter accompanying the same).

A Party may from time to time change its address for service or its fax number or both by giving written notice of such change to the other Party.
12.9	Limit of Liability
Notwithstanding anything contained herein, in no event shall the liability of Vendor to Purchaser in respect of Losses of Purchaser arising out of or in connection with this Agreement exceed, in the aggregate, the Purchase Price, taking into account any and all increases or decreases to the Purchase Price that occur by virtue of the terms of this Agreement.
12.10	Invalidity of Provisions
In case any of the provisions of this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

12.11	Waiver
No failure on the part of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any right or remedy in law or in equity or by statute or otherwise conferred. No waiver of any provision of this Agreement, including without limitation, this section, shall be effective otherwise than by an instrument in writing dated subsequent to the date hereof, executed by a duly authorized representative of the Party making such waiver.
12.12	Amendment
This Agreement shall not be varied in its terms or amended by oral agreement or by representations or otherwise other than by an instrument in writing dated subsequent to the date hereof, executed by a duly authorized representative of each Party.
12.13	Agreement not Severable
This Agreement extends to the whole of the Assets and is not severable without Purchaser's express written consent or as otherwise herein provided.
12.14	Confidentiality and Public Announcements
Until Closing has occurred, each Party shall keep confidential all information obtained from the other Party in connection with the Assets and shall not release any information concerning this Agreement and the transactions herein provided for, without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Nothing contained herein shall prevent a Party at any time from furnishing information (i) to any governmental agency or regulatory authority or to the public if required by applicable law, provided that the Parties shall provide each other at least two Business Days advance written notice of any public statement which they propose to make and Purchaser will use commercially reasonable efforts to not make Vendor or the Assets identifiable in any such announcements; (ii) in connection with obtaining consents or complying with Rights of First Refusal contained in Title Documents and any other agreements and documents to which the Assets are subject, or (iii) to procure the consent of a Party's lender.
12.15	Privacy Laws
All disclosures of "personal information" pursuant to this Agreement shall only be carried out in compliance with applicable Privacy Laws. The Parties agree that the transaction proposed by this Agreement constitutes a "business transaction" within the meaning of Privacy Laws. Each Party agrees only to request from the other Party and each Party agrees only to provide to the other Party, "personal information" which is necessary: (a) for the Parties to determine whether to proceed with the transaction contemplated by this Agreement; and (b) if the Closing is to occur, for the Parties to carry out and complete the Closing. The Parties agree that the collection, use and disclosure of "personal information" is restricted to the purposes that relate to the transaction contemplated by this Agreement.

12.16	Counterpart Execution
This Agreement may be executed in counterpart and by pdf or other electronic means, no one copy of which need be executed by Vendor and Purchaser. A valid and binding contract shall arise if and when counterpart execution pages are executed and delivered, including by pdf by Vendor and Purchaser.
IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

ANEGADA OIL CORP.		BARNWELL OF CANADA, LIMITED

Per:	/s/ Adam Skulsky	Per:	/s/ Lloyd Arnason
Adam Skulsky Vice President Land		Lloyd Arnason President & Chief Operating Officer

SCHEDULE "A" ATTACHED TO AND FORMING PART OF AN
AGREEMENT OF PURCHASE AND SALE MADE AS OF THE 10th DAY OF MAY, 2017
BETWEEN BARNWELL OF CANADA, LIMITED, AS VENDOR
AND, ANEGADA OIL CORP. AS PURCHASER
Lands (Files)	PNG Rights	Title Documents	Vendor's Interest	Permitted Encumbrances
Twp. 076 Rge. 09 W6M: E1 (excluding 5-01-076-09W6M well) (M00143)	PNG base Bluesky Bullhead to base Montney	Ptn. Alberta Crown PNG Lease 0504040877	BPO 25.0% and 50% of a GORR 1/23.85 (5%-15%) on oil and 15% on gas on 50% production APO 37.5%	-Alberta Crown Lessor Royalty
Twp. 076 Rge. 09 W6M: W1 (excluding 5-01-076-09W6M well) (M00143)	PNG base Halfway to base Montney	Ptn. Alberta Crown PNG Lease 0504040877	BPO 25.0% and 50% of a GORR 1/23.85 (5%-15%) on oil and 15% on gas on 50% of production APO 37.5%	-Alberta Crown Lessor Royalty
Twp. 076 Rge. 09 W6M: W1 (excluding 5-01-076-09W6M well) (M01260)	PNG in Braeburn	Alberta Crown PNG Lease 43021	37.5%
-Alberta Crown Lessor Royalty
-GORR 1/23.8365 (5%-15%)  on oil and  15% on gas on 75% production paid to Trilogy by BOC 37.5%
-GORR 1/23.8365 (5%-15%) on oil and 15% on gas on 25% of production paid to Resroy  by BOC 37.5%

Twp. 076 Rge. 09 W6M: 20 (M01602)	PNG base Bluesky Bullhead to base Halfway	Alberta Crown PNG Lease 0516080056	100.0%	-Alberta Crown Lessor Royalty -GORR 1.0% on 100% of production payable to 869120AB by BOC 100%
Twp. 076 Rge. 09 W6M: 21 (M01235)	PNG base Bluesky Bullhead to base Halfway	Ptn. Alberta Crown PNG License 5497010076	85.0%
-Alberta Crown Lessor Royalty
-GORR 1/23.8365% (5%-15%) on oil and 15% on gas on 50% of production paid to Chair 25% and Freehold PTP 75% by BOC 100%
- GORR 0.75% paid on 29.75% of production to Avalanche  100% by BOC 100%

-GORR 0.75% paid on 29.75% of production to Zocalo 100% by BOC 100% - GORR 1.0% paid on 85% of production to 869120AB 100% by BOC 100%
Twp. 076 Rge. 09 W6M: 28 (M01235)	PNG base Doe Creek to base Halfway	Ptn. Alberta Crown PNG License 5497010076	70.0%
-Alberta Crown Lessor Royalty
- GORR 0.75% paid on 24.5% of production to Avalanche  100% by BOC 100%
-GORR 0.75% paid on 24.5% of production to Zocalo 100% by BOC 100%
- GORR 1.0% paid on 70% of production to 869120AB 100% by BOC 100%

Twp. 076 Rge. 09 W6M: 29 (excluding 02-29-076-09 W6M well) (M00123)	PNG surface to base Halfway excluding NG in Doe Creek, Paddy-Cadotte	Alberta Crown PNG Lease 0503100257	100.0%
-Alberta Crown Lessor Royalty
- GORR 0.75% paid on 50.0% of production to Avalanche  100% by BOC 100%
-GORR 0.75% paid on 50.0% of production to Zocalo 100% by BOC 100%
-GORR 1.0% on 100% production payable to 869120AB by BOC 100%

Twp. 076 Rge. 09 W6M: S & NE 32 (M01603)	PNG base Peace River to base Halfway	Alberta Crown PNG Lease 0516100127	100.0%	-Alberta Crown Lessor Royalty -GORR 1.0% on 100% production payable to 869120AB by BOC 100%
Twp. 077 Rge. 09 W6M: NW 4 (excluding production from 14-4-77-9 W6M well) (M00121)	PNG surface to base Halfway	Alberta Crown PNG Lease 0501080268	BPO 25.0% 33.34% of a GORR 1/23.85 (5%-15%) on oil and 15% on gas on 75% of production APO 37.5%	-Alberta Crown Lessor Royalty
Twp. 077 Rge. 09 W6M: S & NW 5 (M00122)	PNG base Doe Creek to base Halfway	Ptn. Alberta Crown PNG Lease 0503050596	75.0%	-Alberta Crown Lessor Royalty -GORR 1.0% on 37.5% production payable to 869120AB by BOC 100%
Twp. 077 Rge. 09 W6M: NE 5 (M00122)	PNG base Doe Creek to base Halfway (excluding Petroleum in Boundary Lake and Halfway)	Ptn. Alberta Crown PNG Lease 0503050596	75.0%	-Alberta Crown Lessor Royalty -GORR 1.0% on 75.0% production payable to 869120AB by BOC 100%
Twp. 077 Rge. 09 W6M: NE 5 (M00122)	Petroleum in Boundary Lake	Ptn. Alberta Crown PNG Lease 0503050596	BPO 87.5% APO 75.0%	-Alberta Crown Lessor Royalty -GORR of 1/23.85 (5%-15%) on oil and 15% on gas on 25% of production payable to Kelt 100% by BOC 100% -GORR 1.0% on 75.0% production payable to 869120AB by BOC 100%
Twp. 077 Rge. 09 W6M: NE 5 (M00122)	Petroleum in Halfway	Alberta Crown PNG Lease 0503050596	BPO 100.0% APO 75.0%	-Alberta Crown Lessor Royalty -GORR of 1/23.85 (5%-15%) on oil and 15% on gas on 50% of production payable to Kelt 50% and Sanlingenl 50% by BOC 100%

Exhibit 1.1
THIS PAGE COMPRISES SCHEDULE "B" ATTACHED TO AND FORMING PART OF AN
AGREEMENT OF PURCHASE AND SALE MADE AS OF THE 10th DAY OF MAY, 2017
BETWEEN BARNWELL OF CANADA, LIMITED, AS VENDOR
AND, ANEGADA OIL CORP., AS PURCHASER
AFE's
NONE

THIS PAGE COMPRISES SCHEDULE "C" ATTACHED TO AND FORMING PART OF AN
AGREEMENT OF PURCHASE AND SALE MADE AS OF THE 10th DAY OF MAY, 2017
BETWEEN BARNWELL OF CANADA, LIMITED, AS VENDOR
AND ANEGADA OIL CORP. AS PURCHASER
Pipelines and Tangible Equipment
License Number	Sub. Code	Oper. Name	# Of Segs.	Seg. ID #	Orig. Lic.	From Location	From Facility	To Location	To Facility	Length (KM)	Stat.
A00044314	NG	BOC	7	1	44314	10-5-77-9 W6M	Well	8-5-77-9 W6M	Pipeline	0.88	Oper.
A00044314	NG	BOC	7	2	44314	8-5-77-9 W6M	Pipeline	12-4-77-9 W6M	Pipeline	0.31	Oper.
A00044314	NG	BOC	7	3	44314	12-4-77-9 W6M	Well	8-5-77-9 W6M	Pipeline	0.31	Oper.
A00044314	NG	BOC	7	4		8-5-77-9 W6M	Pipeline	16-32-77-9 W6M	Pipeline	1.12	Oper.
A00044314	NG	BOC	7	5	44314	7-5-77-9 W6M	Well	7-5-77-9 W6M	Pipeline	0.11	Oper.
A00044314	NG	BOC	7	6	44314	14-5-77-9 W6M	Well	10-5-77-9 W6M	Pipeline	0.31	Oper.
A00044314	NG	BOC	7	7	44314	6-5-77-9 W6M	Well	7-5-77-9 W6M	Pipeline	0.71	Oper.
A00044315	FG	BOC	5	1	44315	16-32-77-9 W6M	Pipeline	10-5-77-9 W6M	Well	2.21	Oper.
A00044315	FG	BOC	5	2	44315	7-5-77-9 W6M	Pipeline	7-5-77-9 W6M	Well	0.11	Oper.
A00044315	FG	BOC	5	3	44315	8-5-77-9 W6M	Pipeline	12-4-77-9 W6M	Well	0.31	Oper.
A00044315	FG	BOC	5	4	44315	10-5-77-9 W6M	Well	14-5-77-9 W6M	Pipeline	0.31	Oper.
A00044315	FG	BOC	5	5	44315	7-5-77-9 W6M	Pipeline	6-5-77-9 W6M	Well	0.71	Oper.
A00046897	NG	BOC	5	1	46897	2-29-76-9 W6M	Well	16-20-76-9 W6M	Pipeline	0.66	Oper.
A00046897	NG	BOC	5	4	46897	8-29-76-9 W6M	Well	2-29-76-9 W6M	Pipeline	0.94	Oper.
A00046898	FG	BOC	5	1	46898	13-21-76-9W6M	Pipeline	2-29-76-9W6M	Well	0.89	Oper
A00046898	FG	BOC	5	5	46898	2-29-76-9 W6M	Pipeline	8-29-76-9 W6M	Well	0.94	Oper.
A00048609	FG	BOC	1	1	48609	8-31-75-8 W6M	Pipeline	5-1-76-9 W6M	Well	3.93	Oper.
A00048610	SG	BOC	1	1	48610	5-1-76-9 W6M	Well	8-31-75-8 W6M	Pipeline	3.93	Oper.

* 100% of Barnwell's (BOC) interest in the pipelines above and only 50% working interest in (i)  2-29-76-9 W6M to 16-20-76-9 W6M pipeline and (ii) 13-21-76-9W6M to 2-29-76-9W6M pipeline. Barnwell shall remain operator of both pipelines.
Facilities
All associated crude oil single well batteries and the gas multi-well group battery ABBT0098195 (License #39560) located at 8-29-76-9W6M.
Arrow engine from 7-5-77-9 W6M in shop in Grand Prairie

Exhibit 1.1

THIS PAGE COMPRISES SCHEDULE "D" ATTACHED TO AND FORMING PART OF AN
AGREEMENT OF PURCHASE AND SALE MADE AS OF THE 10th DAY OF MAY 2017
BETWEEN BARNWELL OF CANADA, LIMITED, AS VENDOR
AND ANEGADA OIL CORP., AS PURCHASER
Sales, Processing and Transportation Contracts
1)	A partial assignment of the Emulsion Handling Agreement between Enermark Inc. and Barnwell of Canada, Limited dated the 1st day of March 2008 for the Wells and associated production.
2)	A partial assignment of the Contract Wells/Facilities Operating Agreement between Taqa North (Contractor) and Barnwell of Canada, Limited (Owner) effective August 1, 2012 for the Wells.
3)	A partial assignment of the Valhalla Gas Handling Agreement between Taqa North and Barnwell of Canada, Limited effective the 1st day of July 2016 for the Wells and associated production.
4)	A partial assignment of the Gas Sales Contract with Seven Generations for the Wells and associated production.

THIS PAGE COMPRISES SCHEDULE "E" ATTACHED TO AND FORMING PART OF AN
AGREEMENT OF PURCHASE AND SALE MADE AS OF THE 10th DAY OF MAY 2017
BETWEEN BARNWELL OF CANADA, LIMITED, AS VENDOR
AND ANEGADA OIL CORP. AS PURCHASER

Wells
Barnwell WI subject to the Permitted Encumbrances on Schedule "A"
UWI/CONTENTS	WELL NAME	WI Barnwell	WELL STATUS	PROD. ZONE	WELL LICENSE
*100/08-29-076-09 W6M/0 100/08-29-076-09 W6M/2 100/08-29-076-09 W6M/3 100/08-29-076-09 W6M/4	Barnwell et al Valhalla	100%	Oil (04 event)	Braeburn	0375077
100/06-05-077-09 W6M/0 100/06-05-077-09 W6M/2	Barnwell et al Valhalla	75%	Oil (02 event)	Boundary Lake	0395674
100/07-05-077-09 W6M/0	Barnwell et al Valhalla	75%	Shut in	Halfway	0325181
100/10-05-077-09 W6M/0 100/10-05-077-09 W6M/2 100/10-05-077-09 W6M/3	Barnwell et al Valhalla	87.5% BPO 75.0% APO	Oil (03 event)	Boundary Lake	0311140
102/14-05-077-09 W6M/0 102/14-05-077-09 W6M/2	Barnwell et al 102 Valhalla	75%	Oil (02 event)	Boundary Lake	0352079

* Purchaser shall offer the100/08-29-076-09 W6M wellbore to Vendor prior to abandonment; Vendor shall have the option but not the obligation to take over that wellbore.

THIS PAGE COMPRISES SCHEDULE "F" ATTACHED TO AND FORMING PART OF AN
AGREEMENT OF PURCHASE AND SALE MADE AS OF THE 10th DAY OF MAY, 2017
BETWEEN BARNWELL OF CANADA, LIMITED, AS VENDOR
AND ANEGADA OIL CORP. AS PURCHASER
GENERAL CONVEYANCE
THIS AGREEMENT made as of __ DAY OF _____________2017.
AMONG:	BARNWELL OF CANADA, LIMITED, a body corporate, incorporated under the laws of the State of Delaware in the U.S.A., having an office in the City of Calgary, in the Province Alberta

(hereinafter referred to as "Vendor")

– and –

ANEGADA OIL CORP. a body corporate, incorporated under the laws of Alberta, having an office in the City of Calgary, in the Province Alberta

(hereinafter referred to as "Purchaser")

WHEREAS:
(A)
Vendor and Purchaser entered into that Agreement of Purchase and Sale dated May 10, 2017 (the "Sale Agreement") with respect to the "Assets" (which term, when used in this Agreement, has the same meaning as in the Sale Agreement);

(B)
All of the conditions precedent to the obligations of the parties hereto to close the transactions contemplated by the Sale Agreement have either been fulfilled or waived in the manner provided for waiver in the Sale Agreement;

NOW THEREFORE in consideration of the premises hereto and the covenants and agreements hereinafter set forth and contained, the parties hereto covenant and agree as follows:
1.
Vendor hereby sells, assigns, transfers, conveys and sets over to Purchaser, and Purchaser hereby purchases from Vendor, all of the right, title, estate and interest of Vendor (whether absolute or contingent, legal or beneficial) in and to the Assets, to have and to hold the same, together with all benefit and advantage to be derived therefrom, absolutely, subject to the terms of the Sale Agreement.

2.
The covenants, representations, warranties and indemnities contained in the Sale Agreement are incorporated herein as fully and effectively as if they were set out herein and there shall not be any merger of any covenant, representation, warranty or indemnity contained in the Sale Agreement by virtue of the execution and delivery hereof, any rule of law, equity or statute to the contrary notwithstanding.

3.
If any term or provision hereof should conflict with any term or provision of the Sale Agreement, the term and provision of the latter shall prevail and this Agreement shall at all times be read subject to all terms and conditions of the Sale Agreement.

4.
The assignment and conveyance effected by this Agreement is made with full right of substitution of Purchaser in and to all covenants, representations, warranties and indemnities by others heretofore given or made in respect of the Assets or any part thereof.

5.
This Agreement shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of the Province of Alberta and applicable laws of Canada and shall, in all respects, be treated as a contract made in the Province of Alberta. The parties hereto irrevocably attorn and submit to the exclusive jurisdiction of the courts of the Province of Alberta and courts of appeal therefrom in respect of all matters arising out of or in connection with this Agreement.

6.	This Agreement shall be binding upon and shall enure to the benefit of each of the parties hereto and their respective administrators, trustees, receivers, successors and assigns.
7.
This Agreement may be executed in counterpart, no one copy of which need be executed by Vendor and Purchaser. A valid and binding contract shall arise if and when counterpart execution pages are executed and delivered by Vendor and Purchaser.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

BARNWELL OF CANADA, LIMITED

Per:	____________________________
Lloyd Arnason
President & Chief Operating Officer

ANEGADA OIL CORP.

Per:	_____________________________
Adam Skulsky
Vice President Land

THIS PAGE COMPRISES SCHEDULE "G" ATTACHED TO AND FORMING PART OF AN
AGREEMENT OF PURCHASE AND SALE MADE AS OF THE 10th DAY OF MAY, 2017
BETWEEN BARNWELL OF CANADA, LIMITED, AS VENDOR
AND ANEGADA OIL CORP., AS PURCHASER

Rights of First Refusal
NONE

THIS PAGE COMPRISES SCHEDULE "H" ATTACHED TO AND FORMING PART OF AN
AGREEMENT OF PURCHASE AND SALE MADE AS OF THE 10th DAY OF MAY, 2017
BETWEEN BARNWELL OF CANADA, LIMITED, AS VENDOR
AND ANEGADA OIL CORP. AS PURCHASER

Law suites and Claims
None